Exhibit 10.2

PRECEDENT AGREEMENT

This Precedent Agreement is made this 23rd day of July 2014 (“Effective Date”), by and between Equitrans, L.P. (“Transporter”) and EQT Energy, LLC (“Shipper”).  Transporter and Shipper are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Transporter is a provider of interstate natural gas transmission services; and

WHEREAS, Transporter operates the following interstate natural gas transmission systems: the Mainline System, the Sunrise Transmission System and the Allegheny Valley Connector (hereinafter referred to as “Transporter’s System” or “System”); and

WHEREAS, Transporter proposes to modify, expand and extend certain of its transmission facilities comprising the System in order to provide additional firm transmission service of up to 1,200,000 dekatherms (Dth) per day to Clarington, Ohio (hereinafter referred to as “Project”); and

WHEREAS, the Project will be subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) and Transporter will file for the necessary approvals for the construction and operation of the Project and to provide services on the Project facilities; and

WHEREAS, Shipper acknowledges that on January 28, 2014, Transporter initiated an open season (“Open Season”) in connection with the Project and that Shipper is participating in Transporter’s Open Season and is requesting Transporter to provide long-term firm natural gas transportation service on the Project facilities; and

WHEREAS, Shipper has indicated an interest in entering into a binding agreement for the transportation of natural gas by Transporter on capacity made available by the Project; and

WHEREAS, upon execution of this Precedent Agreement, Shipper shall qualify as a Foundation Shipper as defined below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound by the terms herein, Transporter and Shipper agree as follows:

1.                                    Facilities.  Transporter agrees, subject to the terms and conditions of this Precedent Agreement, to create additional capacity on its System and to provide access to new delivery points through the modification and expansion of existing natural gas transmission facilities in West Virginia and Pennsylvania and extension of those facilities into Ohio (such additional capacity to be referred to as the “Project Capacity”).

(a)                               The Project is expected to provide in aggregate approximately 1,200,000 Dth per day of new firm transportation capacity and is expected to involve installing approximately 30 miles of pipeline in Wetzel and Marshall Counties, West Virginia and Monroe County, Ohio, and may include installing compression and making other modifications to Transporter’s System.

(b)                              The receipt and delivery points available to Shipper from the Project are set forth on Exhibit 1 hereto.

(c)                               Transporter will be responsible for the acquisition, design, construction, installation, land rights and permitting of the facilities that may be necessary for Transporter to provide the services specified in this Precedent Agreement.

(d)                             Shipper shall be responsible for making all construction arrangements with, and/or acquiring any services from, upstream and downstream pipelines that may be necessary for Shipper to utilize the Project Capacity and Shipper’s failure to have in place adequate upstream or downstream facilities or arrangements shall not relieve Shipper of its obligations under this Precedent Agreement, the Credit Agreement or the Service Agreement, as defined below.

2.                                    Upon the Effective Date of this Precedent Agreement, Shipper shall be deemed to be a Foundation Shipper with respect to the Project Capacity.  Standard Shippers are shippers that have made long-term capacity commitments for the Project, evidenced by the Shipper’s execution of this Precedent Agreement, acceptable to Transporter in its sole discretion, which provides for a binding firm transportation commitment for a maximum daily quantity of firm capacity less than 100,000 Dth/day. Anchor Shippers are shippers that have made long-term (20 year minimum term) capacity commitments for the Project, evidenced by the Shipper’s execution of this Precedent Agreement, acceptable to Transporter in its sole discretion, which provides for a binding firm transportation commitment for a maximum daily quantity of firm capacity equal to or exceeding 100,000 Dth/day but less than 400,000 Dth/day. Foundation Shippers are shippers that have made long-term (20 year minimum term) capacity commitments for the Project, evidenced by the Shipper’s execution of this Precedent Agreement, acceptable to Transporter in its sole discretion, which provides for a binding firm transportation commitment for a maximum daily quantity of firm capacity equal to or exceeding 400,000 Dth/day.

In accordance with Exhibit 3, the negotiated rates agreed herein are predicated on the Estimated Project Costs (as defined in Exhibit 3) and accordingly the negotiated rates shall be adjusted upward or downward, as applicable, to the extent that Actual Project Costs (as defined in Exhibit 3) deviate from Estimated Project Costs.  In no event shall the negotiated rates agreed to herein be adjusted (upward or downward) pursuant to Exhibit 3 by more than fifteen percent (15%); provided that FERC has approved such rate adjustment mechanism, in form and substance acceptable to Transporter in its commercially reasonable discretion.  Shipper shall have the right to review Transporter’s books and records as reasonably necessary to verify Actual Project Costs for purposes of this provision.

Transporter agrees to seek any FERC approval which may be necessary to provide the Anchor Shipper or Foundation Shipper with certain contractual incentives, as further described below in this Section 2. In the event FERC disallows or modifies an Anchor

Shipper or Foundation Shipper contractual incentive provided for in this Section 2, the Parties shall attempt in good faith to negotiate an amendment to preserve the commercial intent of the Parties. Except as expressly provided herein, Transporter’s failure to obtain the necessary FERC approvals of the qualifications to be an Anchor Shipper or a Foundation Shipper or of these contractual incentives, in form and substance consistent with the terms of this Precedent Agreement (or the Parties’ failure to reach mutual agreement on an amendment), shall not provide  Shipper with any right to terminate or modify this Precedent Agreement, nor shall Transporter’s rights to terminate this Precedent Agreement pursuant to and in accordance with Section 4 hereof or to request execution and delivery of the agreements identified in Section 7 be affected.

(a)                               Pre-Service Prorationing.  In the event Transporter is required to reallocate capacity as a result of Open Season subscriptions in excess of project capacity, it will be done for each category of shipper in the manner set forth below.  Available capacity will be reduced first for Standard Shippers, then for Anchor Shippers and finally for Foundation Shippers.  Specifically, the capacity available to Standard Shippers will be reduced to zero (0) prior to any reduction in the capacity available to Anchor Shippers or Foundation Shippers, and the capacity available to Anchor Shippers will be reduced to zero (0) prior to any reduction in capacity available to Foundation Shippers.  Available capacity will be reduced among shippers in the same category of shipper (Standard, Anchor or Foundation), if required as a result of over-subscription as provided in this section, based upon the highest net present value (“NPV”) of each prospective shipper’s binding firm transportation commitment as determined by  Transporter.  The NPV is the discounted cash flow of incremental revenues per dekatherm to Transporter produced, lost or affected by the commitment, taking into account the time value of the delay in Transporter receiving revenue pursuant to a given shipper’s commitment, and shall be based upon objective factors only, such as the term and quantity of each such commitment.  The NPV evaluation shall include only revenues generated by the reservation rate.  In determining the highest NPV in connection with a shipper paying a negotiated rate higher than the maximum recourse rate, such shipper will be deemed to be paying a rate equal to the maximum recourse rate.  In the event an Anchor Shipper’s total MDQ is reduced to below 100,000 Dth per day as a result of Open Season subscriptions in excess of project capacity in order to comply with the terms of the Open Season or any FERC regulation (or a Foundation Shipper’s total MDQ is reduced below 400,000 Dth per day as a result of Open Season subscriptions in excess of project capacity for such reasons), Shipper shall continue to be deemed an Anchor Shipper or Foundation Shipper, as appropriate, and shall be eligible for Anchor or Foundation Shipper contractual incentives, provided, however, that any such capacity reallocation that occurs will only be as a result of reallocation with other Anchor or Foundation Shippers after capacity available to Standard Shippers has been reduced. In the event Transporter proposes a pre-service prorationing in accordance with this Section for a Foundation Shipper in which Foundation Shipper’s total MDQ is reduced below 500,000 Dth per day, the Parties shall promptly meet and work in good faith to attempt to agree upon a negotiated prorationing that is commercially acceptable to both Parties.  In the event that Transporter proposes a pre-service prorationing in accordance with this Section for a Foundation Shipper in which Foundation Shipper’s total MDQ is reduced below 300,000 Dth per day, and despite the Parties good faith efforts to agree upon a negotiated prorationing that is commercially acceptable in accordance with the previous sentence, the Parties do not so agree within [sixty (60) days] of beginning such negotiation, Shipper shall have the right to terminate this Precedent Agreement upon thirty (30) days written notice to Transporter.

(b)                              Future Expansions. Should Transporter elect in the future to expand the Project  or a lateral directly connected to the Project on a forward haul basis, an Anchor Shipper or a Foundation Shipper shall have a right to participate in that project (“OVC Expansion Project”).  Transporter shall notify such Shipper prior to holding an Open Season for an OVC Expansion Project and, in consideration of Shipper committing to be an Anchor Shipper or Foundation Shipper in this Precedent Agreement, Shipper shall have the right to participate in any OVC Expansion Project as an Anchor or Foundation Shipper, and to receive Anchor or Foundation Shipper benefits, regardless of the level of transportation service capacity Shipper chooses in that project.  Notwithstanding the foregoing, Shipper’s right under this Section 2(b) shall not apply to Transporter’s separate project to modify, expand, and extend certain of its transmission facilities in order to provide additional firm transportation service from Clarington, Ohio to Lebanon, Ohio and such other locations as Transporter may determine, which is a separate project and not an OVC Expansion Project, and for which an Open Season has already been held.  The Parties agree that nothing in this Section prohibits Shipper from requesting firm capacity on similar proposed projects.

3.                                    Level of Service, Term, and Rates for Service.

(a)                               As of the Service Commencement Date, Transporter commits to provide, and Shipper commits to receive from and pay  Transporter for, firm transportation service capacity in the quantity selected by Shipper as set forth below; provided, however, that Shipper may elect to increase its MDQ up to a total of 650,000 Dth/day if such election is made in writing to Transporter within 90 days of the Effective Date of this Precedent Agreement, to the extent that such capacity on the Project remains available:

Capacity Subscription Table

Rate Schedule FTS Service Agreement Anticipated Service Date	Maximum Daily Quantity (MDQ) (Dth / Day)		MDQ Term
June 1, 2016	Mobley: Applegate: Pluto: Marion:	310,000 200,000 40,000 100,000	20 Years

(b)                              Subject to Section 2 above, Transporter shall have the right to reduce the MDQ specified in Section 3 hereof if a reduction is necessary  (a) to comply with the terms of the Open Season including, but not limited to, pro rata allocation of the capacity awarded as a result of the Open Season; or (b) to comply with any FERC regulation, requirement, directive, or order, or with Transporter’s FERC Gas Tariff.  In the event Transporter proposes a reduction in MDQ, the Parties shall promptly meet and work in good faith to attempt to agree upon a negotiated MDQ that is commercially acceptable to both Parties; provided, however, that a reduction in MDQ below 300,000 Dth / day pursuant to this Section 3(b) shall provide Shipper with a right to terminate this Precedent Agreement in accordance with Section 2(a).

(c)                               The “Anticipated Service Date” shall be the date by which Transporter anticipates that the Project will be placed into service. The Anticipated Service Date for the Project is June 1, 2016.  The “Service Commencement Date” for the Project shall be the later of (i) June 1, 2016 or (ii) the first day of the month immediately following the date on which Transporter is authorized by FERC to commence service on the Project facilities and Transporter is first able, in its  reasonable judgment, to render service to Shipper utilizing the Project Capacity.  Transporter agrees to use commercially reasonable efforts to construct the Project facilities and to make the facilities available for service by June 1, 2016.

(d)                   Within thirty (30) days following the date on which the FERC issues an order granting Transporter a certificate of public convenience and necessity to construct the Project facilities under terms materially consistent with this Precedent Agreement, Shipper agrees to execute and deliver the “Transportation Service Agreement applicable to Firm Transportation Service under Rate Schedule FTS” (“Service Agreement”) set forth in Transporter’s FERC Gas Tariff effective at the time of such execution, with only such modifications as necessary to reflect the rates, terms and conditions of service set forth in this Precedent Agreement.

(i)                        The Service Agreement shall become effective as set forth in Section 3(c) above.

(ii)                 The Contract Term for the Service Agreement shall extend from the Service Commencement Date until the end of the first 20 years following the Service Commencement Date (“Primary Term”).

(iii)             Shipper shall have the right of first refusal with respect to the MDQ at the expiration of the Primary Term, for a renewal term of no less than five years, in accordance with Transporter’s FERC Gas Tariff.

(e)                                Transporter will only commit, subject to the terms and conditions of this Precedent Agreement, to pursue development of the Project on a negotiated rate basis. The negotiated rate, expressed as a monthly reservation rate shall be as set forth in the table below:

Mobley

Monthly Reservation Rate*	$7.6042/MDQ

Overrun Rate*	$0.25/Dth Delivered

Applegate

Monthly Reservation Rate*	$10.6458/MDQ

Overrun Rate*	$0.35/Dth Delivered

Pluto

Monthly Reservation Rate*	$13.6875/MDQ

Overrun Rate*	$0.45/Dth Delivered

Marion

Monthly Reservation Rate*	$13.6875/MDQ

Overrun Rate*	$0.45/Dth Delivered

*The above negotiated rates can be modified pursuant to the Negotiated Rate Adjustment mechanism described and attached to this Precedent Agreement as Exhibit 3.

(f)                                      In addition to the fixed Monthly Reservation Rate, Shipper shall pay for all Project service: (1) actual fuel and lost and unaccounted-for gas to recover fuel usage, lost and unaccounted for gas on Transporter’s System (“Retainage Rate”), and (2) the applicable FERC ACA surcharge.  The Retainage Rate will be considered a negotiated Retainage Rate, subject to FERC’s negotiated rate policies, and will only apply to nominations on Transporter’s System not involving storage injections and withdrawals or on-system non-interstate pipeline delivery points (each, a “City-Gate Point”).  Any storage injection and withdrawal or City-Gate Point nominations will be subject to the posted Tariff Retainage Factors and other applicable surcharges (such as the Pipeline Safety Cost rate).  An illustrative calculation using the agreed-upon methodology to determine the Retainage Rate for quantities applicable to Shipper’s transportation path is attached in Exhibit 4.  In addition, subject to FERC approval of relevant provisions in Transporter’s FERC Gas Tariff, the Service Agreement shall provide that consistent with the provisions of Transporter’s FERC Gas Tariff, Shipper shall not be entitled to reservation charge credits in the event of a service outage affecting the transportation service to be provided under the Service Agreement.

(g)                                    Shipper shall have most favored nation status with respect to the Service Agreement as described herein. If at any time during the term of this Precedent Agreement or the first five years following the Service Commencement Date Transporter is or becomes a party to any discounted or negotiated rate precedent agreement or service agreement with any third party for firm transportation service with respect to the Project from the Receipt Point of Mobley to the Delivery Point of Clarington for an MDQ that is less than or equal to Shipper’s MDQ under the Service Agreement for service from the receipt point of  Mobley to the Delivery Point of Clarington, and pursuant to such third party precedent agreement for service between the specified points (or service agreement) Transporter is obligated to provide such third party firm service at rates that are lower than the rates for firm service under the Service Agreement as provided for herein for service from such Receipt Point to such Delivery Point, then within five (5) business days of executing such third party discounted or negotiated rate precedent agreement or service agreement, Transporter will notify Shipper of such lower rate (such notice, an “MFN Notice”). Within thirty (30) business days of receipt of an MFN Notice from Transporter, Shipper shall notify Transporter whether Shipper wishes to amend this Precedent Agreement or the Service Agreement, as applicable, to provide for such lower rate for firm transportation service hereunder or thereunder, only with respect to service between the points specified in this Section.

4.                                    Transporter’s Conditions Precedent.

(a)                               Transporter’s obligations under the Service Agreement are subject in all respects to the satisfaction of the conditions precedent set forth in this Section 4.  For the Project, Transporter shall have the sole right to determine whether the following conditions precedent have been satisfied and/or whether to waive any such conditions:

(i)                                 Transporter obtaining, by August 1, 2014, subscription of an acceptable level of service reflected in executed precedent agreements that, in the aggregate, provide economic justification for the Project, as determined by Transporter in its sole discretion;

(ii)                             Transporter’s receipt, by July 1, 2016, of all necessary authorizations from the FERC to commence construction of the Project facilities, which authorizations are satisfactory to Transporter in form and substance.  Transporter agrees that if all such authorizations from the FERC are consistent with the terms of this Precedent Agreement, they shall be deemed to be satisfactory to Transporter.

(iii)                         Transporter’s receipt, by July 1, 2016, of all permits, licenses, authorizations, rights-of-way, regulatory consents (with the exception of necessary FERC authorizations covered by Section 4(a)(ii) above), environmental permits and land use or zoning permits necessary for the construction and operation of the Project, which authorizations are satisfactory in form and substance to Transporter in its sole discretion;

(iv)                         The execution by Shipper of a Credit Agreement in the form attached as Exhibit 2; and

(v)                             Transporter’s receipt, by August 1, 2014, of final approval from its executive officers and/or its Board of Directors, or that of its parent company, or equivalent corporate governance body to proceed with the development of the Project.

(b)                              If any of the conditions precedent set forth in Section 4(a) are not satisfied or waived by the date set forth therein, or if the obligation stated in Section 7(a) is not met by Shipper, Transporter shall have the right to provide written notice to Shipper of its intention to terminate this Precedent Agreement, the Service Agreement, and the Credit Agreement, as applicable; provided however, that, with respect to each such condition precedent or obligation, unless the right to terminate is exercised by written notice provided within 30 days of the date on which such right to terminate for failure of such condition precedent or obligation first becomes effective, any such right to terminate shall be deemed to have been waived.  Such notice shall designate each condition precedent or obligation giving rise to the right to provide such notice of termination.  Unless all such conditions or obligations are satisfied within thirty (30) days after the receipt of such notice from Transporter or the Parties mutually agree otherwise in writing, this Precedent Agreement, the Service Agreement and the

Credit Agreement shall terminate effective upon the expiration of said thirty (30) day period, without any liability on the part of Transporter to Shipper.  Transporter shall use commercially reasonable efforts to satisfy the conditions precedent applicable to its own actions set forth in Section 4(a) by the deadlines set forth therein.

(c)                               Transporter shall not be liable in any manner to Shipper due to Transporter’s failure to complete the construction of the Project within the timeframe contemplated herein, unless Transporter has breached its obligations under Section 6(a) of this Precedent Agreement.

5.                                    Shipper’s Conditions Precedent.

(a)                               Shipper’s obligations under the Service Agreement are subject in all respects to the satisfaction of the condition precedent set forth in this Section 5.  Shipper shall have the sole right to determine whether the following condition precedent has been satisfied and/or whether to waive such condition:

(i)                                 Within thirty (30) days following the execution of this Precedent Agreement, Shipper obtaining the approval from its executive officers and/or its Board of Directors or equivalent corporate governance body for the transactions and agreements specified in this Precedent Agreement (and Shipper shall promptly confirm by written notice to Transporter any such approval or disapproval).

(b)                             Upon failure to obtain approval from Shipper’s Board of Directors or equivalent corporate governance body by the date that is thirty (30) days after the date of execution of this Precedent Agreement, if Shipper does not decide to waive the condition precedent set forth in Section 5(a)(i), Shipper shall promptly give notice of termination of this Precedent Agreement, the Service Agreement and the Credit Agreement, which shall be effective as provided in Section 5(c) below.

(c)                               If the condition precedent set forth in Section 5(a) is not satisfied or waived by the date set forth therein, or if the obligation stated in Section 6(a) is not met by Transporter, or if the Service Commencement Date has not occurred by November 1, 2018, Shipper shall have the right to provide written notice to Transporter of its intention to terminate this Precedent Agreement, the Service Agreement and the Credit Agreement, as applicable; provided however, that, with respect to each such condition precedent or obligation, unless the right to terminate is exercised by written notice provided within 30 days of the date on which such right to terminate for failure of such condition precedent or obligation first becomes effective, any such right to terminate shall be deemed to have been waived.  Such notice shall designate each condition precedent or obligation giving rise to the right to provide such notice of termination.  Unless all such conditions or obligations are satisfied within thirty (30) days after the receipt of such notice from Transporter or the Parties mutually agree otherwise in writing, this Precedent Agreement, the Service Agreement and the Credit Agreement shall terminate effective upon the expiration of said thirty (30) day period, without any liability on the part of Shipper to Transporter.

6.                                    Transporter’s Obligations.

(a)                               Transporter agrees to use commercially reasonable efforts to seek and to obtain by the Anticipated Service Date the contractual and property rights, financing arrangements and regulatory approvals, including the necessary authorizations from FERC , as may be necessary to construct and operate the Project so as to provide firm transportation service to Shipper consistent with the terms and conditions agreed to in this Precedent Agreement, and Transporter agrees to use commercially reasonable efforts to construct the Project facilities and to place such facilities into service by the Anticipated Service Date; provided, however, that the Service Commencement Date in no event shall be later than November 1, 2018, except to the extent this obligation is expressly waived by Shipper.  Transporter shall have the right to terminate this Precedent Agreement, the Service Agreement and the Credit Agreement if, in Transporter’s reasonable discretion, the FERC order granting Transporter the authority to construct, modify, own or operate any aspect of the Project includes conditions that (i) are inconsistent with the material commercial terms of this Precedent Agreement, and (ii) have a material adverse effect on the economic viability of the Project from Transporter’s perspective; provided, Transporter must exercise such right, if ever, no later than thirty (30) days following the date on which Transporter has obtained Natural Gas Act authorization from FERC to construct the Project.  In addition, Shipper shall have the right to terminate this Precedent Agreement, the Service Agreement and the Credit Agreement, as applicable, upon the occurrence of either of the following (such right to be exercised, if ever, no later than thirty (30) days following the date specified, or in the case of (iii) below, no later than fifteen (15) days following Transporter’s receipt of the applicable FERC certificate):

(i)                                 if Transporter has not filed the applicable FERC certificate application by November 1, 2015;

(ii)                             if Transporter has not received and accepted the applicable FERC certificate by November 1, 2017; or

(iii)                         if the applicable FERC certificate issued to Transporter for the Project is issued with conditions or terms that are inconsistent with the terms of this Precedent Agreement with respect to the rate to be paid by Shipper or the term of Service Agreement and not in form and substance substantially as requested, such that the terms or conditions therein will have a material adverse effect on Shipper in Shipper’s reasonable judgement.

(b)                             Once construction of the Project has commenced, Transporter shall keep Shipper informed regarding the progress of constructing the Project by providing Shipper with updates 120 and 60 days prior to the Anticipated Service Date for such Project.  Updates will include Transporter’s then-estimate of the projected Service Commencement Date.

7.                                    Shipper’s Obligations.

(a)                               Shipper shall execute and deliver the Credit Agreement in the form attached hereto as Exhibit 2 contemporaneously with the execution of this Precedent Agreement, and shall meet Transporter’s creditworthiness requirements as set forth in the Credit Agreement and on a continuous basis commencing on the effective date of the Credit Agreement and continuing through the term of the Service Agreement.  If Shipper does not satisfy Transporter’s creditworthiness requirements by the effective date of the Credit Agreement or at any time thereafter through the term of the Service Agreement, Transporter may terminate this Precedent Agreement, the Service Agreement (if executed) and the Credit Agreement in accordance with Section 4(b).

(b)                             On the Service Commencement Date Transporter shall provide and Shipper shall if provided accept transportation service and for such service pay the charges set forth in Section 3, above.

(c)                               Shipper agrees to apply for, and will seek with commercially reasonable diligence to obtain, any regulatory authorizations it deems necessary for it to utilize the Project for the service described herein, including with respect to Shipper facilities upstream or downstream of the Project.

(d)                             Shipper will cooperate with Transporter to provide, on a timely basis, all information requested by Transporter that Transporter deems reasonably necessary for obtaining approvals to construct the Project, including but not limited to information required to prepare, file and prosecute Transporter’s application to FERC for the Project.  By signing below, Shipper gives consent for filing any non-conforming Service Agreement with the Commission and agrees to support the Project before the Commission and not oppose, obstruct or otherwise interfere in any manner with the efforts of Transporter to obtain those permits, licenses, authorizations, rights-of-way, regulatory consents, environmental permits and land use or zoning permits specified in Sections 4(a)(ii) and (iii).

8.                                    Termination.

Unless terminated sooner pursuant to the terms herein, this Precedent Agreement shall terminate upon the Service Commencement Date.

The Parties agree that if Transporter terminates this Precedent Agreement on the basis of Shipper’s default, breach, bankruptcy, insolvency, or any other failure to perform by Shipper, Shipper shall pay transporter an amount equal to Shipper’s pro rata share of expenses actually incurred for development of the completed Project.  This payment shall constitute the sole and exclusive remedy for Transporter in the event of such termination.

9.                                    Assignment.  This Precedent Agreement may be assigned by either Party with the consent of the other Party, such consent not to be unreasonably conditioned, withheld, or delayed, to any entity, including an entity which may succeed such Party by purchase, merger, joint venture, or consolidation, and any such successor in interest shall have all of the rights and obligations of the assigning Party hereunder.  Furthermore, either Party may, as security for its indebtedness, assign, mortgage or pledge any of its rights or obligations under this

Precedent Agreement to any other entity, and the other Party will execute any commercially reasonable consent agreement with such entity and provide such commercially reasonable certificates and other documents as the assigning Party may reasonably request in connection with any such assignment; provided, any such consent agreement shall not contain any provisions that are inconsistent with, or that would modify, the other Party’s rights or obligations under this Precedent Agreement.  Except as security in accordance with the preceding sentence, any purported assignment by Shipper of its rights and obligations hereunder shall be void ab initio without the prior written consent of Transporter, which consent will not be unreasonably withheld; provided, that any otherwise permitted assignee meets Transporter’s creditworthiness standards set forth in the Credit Agreement on Exhibit 2 by the Service Commencement Date.

10.                            Representations and Warranties.  Each Party represents and warrants to each other as follows:

(a)                             Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party.

(b)                              The execution, delivery and performance of this Precedent Agreement by such Party does not and will not require the consent of any trustee or holder of any indebtedness, or be subject to or inconsistent with other obligations of such Party under any other agreement.

(c)                               This Precedent Agreement has been duly executed and delivered by such Party.  This Precedent Agreement constitutes the legal, valid, binding and enforceable obligation of such Party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditor’s rights generally and by general equitable principles.

(d)                             Except as specified herein, no governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any governmental authority is required on the part of such Party in connection with the execution and delivery of this Precedent Agreement.

11.                            Force Majeure.

(a)                               In the event that either Party is rendered unable wholly or in part by Force Majeure to carry out its obligations under this Precedent Agreement, other than the obligation to make payment of amounts accrued and due hereunder, the obligations of the Party so far as they are affected by such Force Majeure shall be suspended during the continuance of such inability to perform, provided that the affected Party gives proper notice, but for no period longer than the continuation of the inability to perform caused by such Force Majeure, and such cause shall be remedied, to the extent possible, with all reasonable dispatch.  Proper notice shall be written notice delivered electronically or otherwise that describes the full particulars of the Force

Majeure event, delivered within sixty (60) calendar days of the date on which the affected Party became aware of such event.  Neither Party shall be liable in damages to the other for any act, omission, or circumstance occasioned by or in consequence of Force Majeure, provided that the party claiming the existence of Force Majeure shall use all reasonable efforts to remedy any situation that may interfere with the performance of its obligations hereunder; provided the settlement of strikes or other labor disturbances shall be in a Party’s sole discretion.  In the event that the achievement of any milestone, the receipt of any approval or right, or the performance of any other obligation hereunder is delayed due to an event of Force Majeure, any applicable deadline, including but not limited to the deadlines set forth in Sections 5(c) and 6(a), shall be extended day for day for each day that the event of Force Majeure is continuing.

(b)                             The term “Force Majeure” shall include any act, event or circumstance, or any combination thereof, that is beyond the reasonable control of the party whose performance is affected and which event or circumstance, or any combination thereof, has not been caused by or contributed to by the acts or omissions of the Party whose performance is affected.  The term “Force Majeure” shall include, but shall not be limited to, the following (provided that the act, event or circumstance described is beyond the reasonable control of the affected Party and has not been caused by or contributed to by the acts or omissions of the Party whose performance is affected): acts of God, the public enemy, fire, freezes, floods, storms, accidents, breakdowns of pipeline or equipment, unplanned facility repairs, changes in operational parameters or operational difficulties experienced by any Third Party pipeline transporter to transport Gas, including without limitation any increase or decrease in an interconnected downstream pipeline’s maximum allowable operating pressure, failures or freezing of wells, strikes, and any other industrial, civil, or public disturbance, the inability to obtain materials, supplies, permits or labor, and any laws, orders, rules, regulations, acts or restraints of any government or governmental body or authority, failure or delay by any governmental body or authority to timely provide requested certificates, permits or approval necessary for completion of projects, refusal of landowners to co-operate in the provision of ROWs necessary for completion of projects, weather related disruptions and delays of the necessary activities for completion of projects, civil or military, and any other cause, whether of the kind herein enumerated or otherwise, that is beyond the reasonable control of the Party whose performance is affected.

12.                            Modifications or Waivers.  No modification or waiver of the terms and provisions of this Precedent Agreement shall be or become effective except by the execution by both Parties of a written amendment.

13.                            Notices.  Notices under this Precedent Agreement shall be sent to:

Transporter: Equitrans, L.P. Attention: Legal Department 625 Liberty Avenue Pittsburgh, PA 15222	Shipper:

Any notice, request, instruction, correspondence or other document to be given hereunder by either Party shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, by express courier, or by facsimile.  Notice given by personal delivery, certified mail, or express courier shall be effective upon actual receipt.  In the absence of proof of the actual receipt date, notice by personal delivery or overnight courier shall be deemed to have been received on the next business day after it was sent or such earlier time as is confirmed by the receiving Party, and notice given by certified mail shall be deemed to have been received five (5) business days after it was sent or such earlier time as is confirmed by the receiving Party.  Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of recipient’s next business day if received after recipient’s normal business hours.  All notices by facsimile shall promptly be confirmed in writing by certified mail or express courier.  Any Party may change any address to which notice is to be given to it by providing written notice as provided above of such change in address.

14.                            Confidentiality.  The Parties and their respective agents, employees, affiliates, officers, directors, attorneys, auditors and other representatives shall keep and maintain this Precedent Agreement and the independent provisions hereof in strict confidence, and shall not transmit, reveal, disclose or otherwise communicate any of the provisions of this Precedent Agreement to any person without first obtaining the express written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required to the extent that either Party determines in its reasonable judgment that any such disclosure is required by law, regulation, or order of any governmental authority of competent jurisdiction, including but not limited to the FERC, or that disclosure is necessary to enforce the Party’s rights hereunder or to defend itself with respect to litigation.

15.                            Survival.  The Credit Agreement will be incorporated into the Service Agreement to be executed pursuant to this Precedent Agreement and will survive the termination of this Precedent Agreement, and will remain in effect during the term of the Service Agreement.

16.                            Miscellaneous.

(a)                               THE PARTIES HERETO AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS) ARISING OUT OF OR IN ANY MANNER RELATED TO THIS PRECEDENT AGREEMENT, AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE SOLE, CONCURRENT OR CONTRIBUTORY NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF EITHER PARTY.

(b)                             All recitals and exhibits attached hereto are incorporated into this Precedent Agreement by reference and shall be deemed part of this Precedent Agreement as though they were in the main body of this Precedent Agreement.

(c)                              This Precedent Agreement shall not create any rights in third parties, and no provision of this Precedent Agreement shall be construed as creating any obligations for the benefit of, or rights in favor, any person or entity other than Transporter or Shipper, or their successors or permitted assignees.

(d)                             No waiver of either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed a waiver of, or in any manner release the other Party from, future performance of any other provision, condition or requirement herein, or shall such waiver be deemed to be a waiver of, or in any manner release the other Party from, future performance of the same provision, condition or requirement.  Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.

(e)                               This Precedent Agreement must be executed and delivered by both Parties to create a binding contractual commitment.

(f)                                This Precedent Agreement, and all of the terms and provisions contained herein, and the respective obligations of the Parties hereunder, are subject to all valid laws, orders, rules and regulations of duly constituted governmental authorities having jurisdiction.

(g)                              The construction, interpretation, and enforcement of this Precedent Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, excluding any conflict of law rules, which would refer any matter to the laws of a jurisdiction other than the Commonwealth of Pennsylvania.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Precedent Agreement to be duly executed in several counterparts by their proper officers as of the date indicated in the signature block.

Equitrans, L.P. Signature:	EQT Energy, LLC Signature:

/s/ Randall Crawford	s/ Paul Kress

Name: Randall Crawford	Name: Paul Kress

Title: President	Title: Vice President

Date: July 23, 2014	Date: July 23, 2014

[Signature Page to Precedent Agreement]

EXHIBIT 1

RECEIPT AND DELIVERY POINTS

RATE SCHEDULE FTS ANTICIPATED SERVICE DATE — JUNE 1, 2016*

Receipt Point	MDQ (Dth/Day)**	Delivery Point	MDQ (Dth/Day)

*                The Anticipated Service Date for the Project is June 1, 2016.  The “Service Commencement Date” for the Project shall be the later of (i) June 1, 2016 or (ii) the first day of the month immediately following the date on which Transporter is authorized by FERC to commence service on the Project facilities and Transporter is first able, in its reasonable judgment, to render service to Shipper utilizing the Project Capacity.  Transporter agrees to use commercially reasonable efforts to construct the Project facilities and to make the facilities available for service by June 1, 2016.

**        Receipt point MDQs do not include quantities required for retainage.

In accordance with Transporter’s Tariff, Shipper can request to change the Receipt Point Maximum Daily Quantities between the points listed above or to add new Receipt Points to the Service Agreement.   In no event shall the combination of Receipt Point Maximum Daily Quantities exceed the Contract Maximum Daily Quantity.

Shipper will elect the level of Delivery Point Maximum Daily Quantities in the Service Agreement.  In accordance with Transporter’s Tariff, Shipper can request to change the Delivery Point Maximum Daily Quantities between the points listed above or to add new Delivery Points to the Service Agreement.  In no event will the combination of Delivery Point Maximum Daily Quantities exceed the Contract Maximum Daily Quantity.

Shipper acknowledges that Transporter has the right to reject Shipper’s request to reallocate between existing Receipt Points or Delivery Points or to add new Receipt Point(s) or Delivery Point(s) if Shipper’s Negotiated Rate is less than the Tariff rate for the resulting transportation path(s).

Exhibit 1

EXHIBIT 2

CREDIT AGREEMENT

This Credit Agreement (“Agreement”) is made and entered into effective this 23rd day of July 2014, by and between EQUITRANS, L.P. (“Transporter”) and EQT Energy, LLC (“Shipper”). Each of Transporter and Shipper are sometimes referred to herein individually as “Party” or collectively as “Parties.”

WHEREAS, Transporter owns and operates an interstate natural gas transmission and storage pipeline system in West Virginia and Pennsylvania (“Transporter’s System”); and

WHEREAS, Transporter proposes to modify, expand and extend certain of its transmission facilities comprising the System in order to provide additional firm transmission service of up to approximately 1,200,000 dekatherms (Dth) per day to Clarington, Ohio (hereinafter referred to as “Project”); and

WHEREAS, Transporter and Shipper entered into a Precedent Agreement, dated on or about even date herewith, for an aggregate capacity of 650,000 Dth/day of firm transportation capacity on the Project (“Precedent Agreement”);

WHEREAS, Transporter and Shipper have or will execute a Service Agreement as contemplated by and in accordance with the Precedent Agreement (“Service Agreement”);

WHEREAS, Transporter will make significant capital expenditures to develop and construct the Project; and

WHEREAS, Transporter desires for Shipper to commit to provide Transporter with assurance of Shipper’s performance of its financial obligations relating to or arising under the Service Agreement in consideration of Transporter’s willingness to pursue the Project in accordance with the terms of the Precedent Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, Transporter and Shipper hereby agree as follows:

1. Shipper has furnished financial information requested by Transporter in accordance with Section 6.3 of the General Terms and Conditions of Transporter’s FERC Gas Tariff (the “Tariff”) and Transporter has conducted a credit evaluation of Shipper’s current creditworthiness in accordance with Transporter’s Tariff. Furthermore, for the duration of this Agreement, the Precedent Agreement and any Service Agreement entered pursuant to the Precedent Agreement, Shipper shall deliver to Transporter within 120 days after the close of each fiscal year Shipper’s financial statements that reflect the operations of Shipper for the most recent fiscal year, including, without limitation, a balance sheet, income statement, and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis and in reasonable detail; provided, if such financial statements are posted on the website of Shipper or Shipper’s parent company or are otherwise publicly available on the website of the Securities Exchange Commission or a successor agency, then Shipper shall have no obligation to deliver such financial statements to Transporter.

Exhibit 2 - 1

2. Shipper shall be deemed creditworthy if Shipper (1) has a Credit Rating (as defined below) of BBB- or better from Standard & Poor’s Rating Group (“S&P”) or its successor, and Baa3 or better from Moody’s Investor Services, Inc. (“Moody’s”) and (2) is not under review by either S&P or Moody’s for possible downgrade below the levels of BBB-and Baa3, respectively. If Shipper is rated by more than one rating agency and the existing Credit Ratings are split, then the lowest Credit Rating from the rating agencies mentioned above shall be utilized. Alternatively, Shipper shall be deemed creditworthy if Shipper has a Guarantor (hereinafter referred to as the (“Guarantor”)) of Shipper’s obligations under the Precedent Agreement and the Service Agreements that has (1) provided an irrevocable, unconditional guaranty in a dollar amount not to exceed a maximum of twelve (12) months of reservation charges under the Service Agreement and in form and substance reasonably acceptable to Transporter issued by an entity which has a Credit Rating (as defined below) of BBB- or better from S&P and Baa3 or better from Moody’s and (2) is not under review by either S&P, or Moody’s for possible downgrade below the level of BBB- and Baa3.

3. Notwithstanding the financial information reporting requirements outlined in Section 1, the Parties acknowledge that Shipper’s and Guarantor’s credit quality, as applicable, may change over time, and Transporter shall have the right to obtain updated or additional financial information from Shipper and Guarantor, as applicable, at any time to assess its current creditworthiness. If at any time during the period extending from the Effective Date of the Precedent Agreement through the end of the primary term of the Service Agreement, Shipper or Guarantor, as applicable, fail to demonstrate its creditworthiness to Transporter in accordance with Section 2 of this Credit Agreement or Transporter’s Tariff or if Shipper or Guarantor loses its creditworthy status, then Transporter may require Shipper and Guarantor to provide and maintain credit assurance, in form and substance reasonably acceptable to Transporter in accordance with this Credit Agreement and Transporter’s Tariff, and, in a dollar amount up to twelve (12) months of reservation charges under the Service Agreement. Transporter agrees any of the following may be proposed by Shipper or Guarantor as an alternate form of credit assurance in an amount at least equal to the “Amount of Credit Assurance” set forth in the table set forth below in this Section 3, subject to such alternative being reasonably acceptable to Transporter as no less a credit assurance than previously provided and fully satisfactory in form and substance:

(i) an irrevocable letter of credit to Transporter, satisfactory to Transporter, in its reasonable discretion, verifying the Shipper’s creditworthiness, in a dollar amount not to exceed a maximum of twelve (12) months of reservation charges under the Service Agreement;

(ii) a prepayment, in an amount not to exceed a maximum of twelve (12) months of reservation charges under the Service Agreement, in advance for this service on Transporter’s System;

(iii) a grant to Transporter of a security interest in collateral, the value of which is mutually agreed upon by Transporter and Shipper, to secure a dollar amount not to exceed a maximum of twelve (12) months of reservation charges under the Service Agreement;

(iv) a guarantee by another person or entity which satisfies Transporter’s credit appraisal for an amount not to exceed a maximum of twelve (12) months of reservation charges under the Service Agreement; or

Exhibit 2 - 2

(v) other mutually agreeable forms and value of credit assurances to secure payment for an amount not to exceed a maximum of twelve (12) months of reservation charges under the Service Agreement.

“Credit Rating” is defined to be a party’s senior unsecured debt rating as assigned by S&P, and Moody’s. In the event, either S&P, or Moody’s discontinues its rating services, such that only one of the aforementioned rating agencies exist, Transporter and Shipper agree to discuss possible alternative agencies that rate senior unsecured debt.

If Shipper’s or Guarantor’s Credit Rating is rated by S&P, or Moody’s, then the amount of credit assurance shall be determined from the following table.

Shipper’s or Guarantor’s S&P Credit Rating*	Shipper’s or Guarantor’s Moody’s Credit Rating*	Amount of Credit Assurance
BBB- or better	Baa3 or better	None
BB+	Bal	Up to 6 months of reservation Charges under the Service Agreement
BB or below	Ba2 or below	Up to 12 months of reservation Charges under the Service Agreement

* In the event Shipper or Guarantor’s Credit Rating from S&P, and Moody’s is not equivalent, on a relative scale, then the lower Credit Rating shall apply.

Shipper shall provide and maintain such required credit assurance to Transporter, in the amount specified in the table above, for the duration of any Service Agreement entered pursuant to the Precedent Agreement, or until such earlier time when Shipper’s Credit Rating is equal to a BBB- or better with a stable or positive outlook by S&P and Baa3 or better with a stable or positive outlook by Moody’s.

4. If neither S&P, nor Moody’s rates Shipper, then the amount of credit assurance required from Shipper shall be no more than twelve (12) months of reservation charges under the Service Agreement.

5. To the extent not inconsistent with any other provision herein, each Party reserves all of its rights pursuant to Transporter’s Tariff, pursuant to all valid laws, orders, rules and regulations of duly constituted authorities having jurisdiction (including the Federal Energy Regulatory Commission), and pursuant to other contractual arrangements with the other, and pursuant to any other applicable legal or equitable rights. In the event of a conflict or ambiguity as between this Credit Agreement and the creditworthiness provisions of Transporter’s Tariff, the provisions of this Credit Agreement shall prevail unless such provisions are in conflict with then governing FERC regulations or policies.

6. This Agreement does not, and is not intended to, create a third party beneficiary relationship between or among Transporter, Shipper, and any third party.

Exhibit 2 - 3

7. THE INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE IN ACCORDANCE WITH AND CONTROLLED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCEPT THAT ANY CONFLICT OF LAWS RULE OF THE COMMONWEALTH OF PENNSYLVANIA THAT WOULD REQUIRE REFERENCE TO THE LAWS OF SOME OTHER STATE OR JURISDICTION SHALL BE DISREGARDED. EACH PARTY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN ALLEGHENY COUNTY, PENNSYLVANIA, FOR ANY ACTION ARISING HEREUNDER.

8. This Agreement shall become effective as of the date first set forth above; provided, notwithstanding any other provision of this Agreement, the credit support requirements set forth in Sections 2, 3 and 4 of this Agreement must be received by Transporter prior to the “Service Commencement Date,” as such date is defined in the Precedent Agreement. This Agreement may be terminated by either Party upon the later of (1) the date the Precedent Agreement is lawfully terminated and full payment of all outstanding balances and charges has been made by Shipper, (2) the latest date on which any Service Agreement entered pursuant to the Precedent Agreement is lawfully terminated and full payment of all outstanding balances and charges has been made by Shipper, or (3) in the event that the Service Agreement is permanently assigned to a third party, the date that any and all such permanently assigned firm transportation agreement(s) are lawfully terminated and full payment of all outstanding balances and charges for transportation service rendered prior to the effective date of such assignment has been made by any party.

9. Any entity, including any entity that shall succeed by purchase, merger, consolidation, or other transfer to the properties of either Transporter or Shipper, substantially or in entirety, shall be entitled to the rights and shall be subject to the obligations of its predecessor in interest under this Agreement. Other than as set forth in the preceding sentence, no assignment of this Agreement or of any of the rights or obligations hereunder shall be made, unless there first shall have been obtained the written consent thereto of the other Party to this Agreement, which consent shall not be unreasonably withheld. It is agreed, however, that the restrictions on assignment contained in this section shall not in any way prevent either Party to this Agreement from pledging or mortgaging its rights hereunder as security for its indebtedness.

10. This Agreement sets forth all understandings and agreements between the Parties respecting the subject matter hereof, and all prior agreements, understandings, and representations, whether written or oral, respecting the subject matter hereof are merged into and superseded by this Agreement.

11. No presumption shall operate in favor of or against any Party as a result of any responsibility or role that any Party may have had in the drafting of this Agreement.

[Signature Page Follows]

Exhibit 2 - 4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first hereinabove written.

EQUITRANS, L.P.

By:	/s/ Randall Crawford

Name:	Randall Crawford

Title:	President

EQT Energy, LLC

By:	/s/ Paul Kress

Name:	Paul Kress

Title:	Vice President

Exhibit 2 - 5

EXHIBIT 3

NEGOTIATED RATE ADJUSTMENT

Project Cost Adjustment

Shipper’s base negotiated rate, as set forth in Section 3(e) of the Precedent Agreement, shall be adjusted for any cost overruns as follows:

To the extent Actual Project Costs, as defined below, deviate (upwards or downwards) from the Estimated Project Costs, as defined below, Shipper’s base negotiated rate shall be multiplied by the Capital Cost Adjustment Factor (“CCA Factor”). The CCA Factor shall be equal to 1 +/- ((CCA/EPC) x 50%), provided that the CCA Factor shall not exceed 1.15 upwards or downward.

Any such adjustment shall be effective as of the Service Commencement Date and shall be made as soon as practicable, but no later than thirty (30) days after the first anniversary of the Service Commencement Date.

In addition, the base negotiated rate as calculated above will be subject to an annual adjustment (upwards or downwards), to take effect on each anniversary of the Operational Start Date for the initial Contract MDQ, calculated as follows:

OMSGA x (1+D) = ARR, where

OMSGA = The current portion of the Monthly Reservation Rate that accounts for O&M and SG&A

D = the percentage change in the Producer Price Index – Support activities for Oil and Gas Operations(“PPI-Oil and Gas”), as published by the US Department of Labor Bureau of Labor Statistics (“BLS”), from June 1 of the year that is two (2) years immediately prior to the year for which the adjustment is to be effective (the “Adjustment Year”) to June 1 of the year immediately preceding the Adjustment Year, based upon the most recent publication of the PPI-Oil and Gas prior to the end of the year immediately preceding the Adjustment Year for each such date.  Any such adjustment (upward or downward) shall be capped at two percent (2%).

ARR = the updated OMSGA to be used in annual adjustments.

Definitions

“Actual Project Costs” shall be an amount in U.S. dollars equal to the sum of all costs actually incurred to complete the Project and to achieve the Service Commencement Date in the manner contemplated by the Precedent Agreement, including but not limited to (a) all costs and expenses actually incurred for the engineering, design, permitting, construction, pipeline and equipment procurement, installation and start-up of the Project Facilities, (b) all costs and expenses actually incurred for environmental, right-of-way, legal, and regulatory activities, (c) all direct and

Exhibit 3

allocated internal overhead and administrative costs (subject to a cap equal to ten percent of estimated costs excluding AFUDC), and (d) an allowance for funds used during construction (“AFUDC”) computed in accordance with the regulations of the FERC.

“Capital Cost Adjustment” or “CCA” shall be an amount in U.S. dollars equal to the difference (if any) between Actual Project Costs and Estimated Project Costs.

“Estimated Project Costs” or “EPC” shall mean all costs and expenses that are projected to be incurred by Transporter to complete the Project and to achieve the Service Commencement Date in the manner contemplated by the Precedent Agreement, including but not limited to (a) all costs and expenses projected to be incurred for the engineering, design, permitting, construction, pipeline and equipment procurement, installation and start-up of the Project Facilities, (b) all costs and expenses projected to be incurred for environmental, right-of-way, legal, and regulatory activities, (c) all direct and allocated internal overhead and administrative costs (subject to a cap equal to ten percent of estimated costs excluding AFUDC), and (d) an allowance for funds used during construction (“AFUDC”) computed in accordance with the regulations of the FERC.  For purposes of determining the adjustment to Shipper’s base negotiated rate pursuant to this Exhibit 3, the Parties agree that the Estimated Projects Costs shall be equal to three hundered and thirty three million dollars ($333,000,000).

Exhibit 2 - 2

EXHIBIT 4

METHODOLOGY FOR DETERMINING FUEL LOST AND UNACCOUNTED FOR GAS

Transporter will retain 2.0% of Shipper’s nominated receipts volumes to recover fuel, lost and unaccounted for gas (“Estimated Retainage Rate”).

Within 60 days after the end of each calendar quarter, Transporter will calculate for each month of the quarter actual fuel and lost and unaccounted for gas rate for Transporter’s System (“Actual Fuel and LUF Rate”) by taking the difference between monthly actual measured dekatherms received and monthly actual measured dekatherms delivered (excluding gas used for company use and compressor fuel) and dividing the difference by monthly actual measured dekatherms received.  The Estimated Retainage Rate less Actual Fuel and LUF Rate will be multiplied by Shipper’s monthly nominated volumes during the preceding calendar quarter to determine the monthly volumes owed to either Transporter or Shipper (“True-up Volumes”).  If the True-up Volumes are negative, gas is due to Transporter and if the True-up Volumes are positive, gas is due to Shipper.

Shipper and Transporter agree that payback of the True-up Volumes will take place over the 60 day period following notice by Transporter to Shipper of the True-up Volumes as calculated by the above methodology.

Transporter and Shipper agree that the Estimated Retainage Rate can be adjusted 60 days after the end of the calendar year to reflect actual fuel lost and unaccounted for gas for the most recent annual period.

Exhibit 4